Filed Pursuant to Rule 424(b)(7)
Registration No. 333-143991

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated June 22, 2007)

Forest City Enterprises, Inc.
1,250,000 Shares of Class A Common Stock

This prospectus supplement no. 1 supplements and amends the prospectus dated June 22, 2007 relating to the offering for resale by the selling shareholders of up to an aggregate of 1,250,000 shares of our Class A common stock.

This prospectus supplement should be read in conjunction with the prospectus dated June 22, 2007, and is qualified by reference to such prospectus, except to the extent that the information presented herein supersedes the information contained in the June 22, 2007 prospectus. This prospectus supplement no. 1 is not complete without, and may not be delivered or utilized except in connection with, the June 22, 2007 prospectus, including any amendments or supplements thereto.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “FCEA.” On July 2, 2007, the last reported sale price of our Class A common stock on the New York Stock Exchange was $62.23 per share.

Investing in our Class A common stock involves risks. Please read carefully the section titled “Item 1A. Risk Factors” beginning on page 4 of our Annual Report on Form 10-K for the fiscal year ended January 31, 2007 filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2007 and incorporated into the June 22, 2007 prospectus by reference.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 1 is July 3, 2007

SELLING SHAREHOLDERS

SELLING SHAREHOLDERS

The selling shareholders listed below, including their transferees or donees or their successors, may from time to time offer and sell up to an aggregate of 1,250,000 shares of our Class A common stock pursuant to this prospectus supplement and the June 22, 2007 prospectus.

The information below supersedes the information contained in the section titled “Selling Shareholders” on page 10 of the June 22, 2007 prospectus and is based on information provided to us by the selling shareholders as of June 29, 2007. Any or all of the shares of Class A common stock listed below may be offered for sale pursuant to the prospectus by the selling shareholders from time to time. Accordingly, no assurance can be given as to the amount of shares of Class A common stock that will be held by the selling shareholders upon consummation of any sales.

Information about the selling shareholders may change over time. Any changed information given to us by the selling shareholders will be set forth in prospectus supplements if and when necessary or, if appropriate, a post-effective amendment to the registration statement of which the June 22, 2007 prospectus was a part.

					Number of Shares of
	Number of Shares of		Number of Shares of		Class A Common Stock
	Class A Common Stock		Class A Common Stock		Beneficially Owned
Name of Selling	Beneficially Owned(1)		Offered Hereby		After Offering(2)
Shareholder	Number(4)	Percentage(3)	Number	Percentage(3)	Number(4)	Percentage(3)

Charles Ratner Revocable Trust Agreement dated 07/17/81, as most recently modified 5/24/07(5)(27)(29)(30)	1,831,918	2.33%	50,000	*	1,781,918	2.27%

James Ratner Revocable Trust Agreement dated 12/04/81, as restated 7/29/99(6)(27)(30)(31)	1,803,754	2.30%	50,000	*	1,753,754	2.24%

Mark Ratner Revocable Trust Agreement dated 09/10/83, as most recently restated 7/21/03(7)(27)(36)	1,843,881	2.35%	50,000	*	1,793,881	2.29%

Ronald Ratner Revocable Trust Agreement dated 12/18/86, as most recently restated 6/24/05(8)(27)(31)	1,704,015	2.18%	50,000	*	1,654,015	2.11%

Brian J. Ratner Trust Agreement, dated 8/18/86, Revocation and Re-Creation of Trust and Restatement dated 2/3/05(9)(27)(32)(33)	1,164,811	1.50%	50,000	*	1,114,811	1.43%

Deborah Ratner Salzberg Revocable Trust Agreement dated 02/09/87, as most recently restated 11/12/03(10)(27)(34)	1,385,548	1.77%	50,000	*	1,335,548	1.71%

Albert B. Ratner 1986 Remainder Interest Trust Agreement dated 12/29/86(11)(27)(29)(30)	1,264,514	1.63%	200,000	*	1,064,514	1.37%

Irene Meldon 1998 Irrevocable Trust Agreement dated 12/04/98(12)(27)(34)(37)	53,396	*	50,000	*	3,396	*

Ronald Ratner 1986 Family Trust Agreement dated 12/18/86 FBO Sarah Ratner (13)(27)(29)(33)	268,319	*	25,000	*	243,319	*

					Number of Shares of
	Number of Shares of		Number of Shares of		Class A Common Stock
	Class A Common Stock		Class A Common Stock		Beneficially Owned
Name of Selling	Beneficially Owned(1)		Offered Hereby		After Offering(2)
Shareholder	Number(4)	Percentage(3)	Number	Percentage(3)	Number(4)	Percentage(3)

Ronald Ratner 1986 Family Trust Agreement dated 12/18/86 FBO Matthew Ratner(14)(27)(29)(33)	267,117	*	25,000	*	242,117	*

Mark Ratner 1986 Family Trust Agreement dated 12/18/86 FBO Daniel Ratner(15)(27)(30)(33)	376,815	*	50,000	*	326,815	*

Mark Ratner 1986 Family Trust Agreement dated 12/18/86 FBO Stacy Ratner(16)(27)(30)(33)	382,313	*	50,000	*	332,313	*

James Ratner 1986 Family Trust Agreement dated 12/18/86 FBO Austin Ratner(17)(27)(31)(33)	277,375	*	50,000	*	227,375	*

James Ratner 1986 Family Trust Agreement dated 12/18/86 FBO Daniel G. Ratner(18)(27)(31)(33)	279,032	*	50,000	*	229,032	*

Max Ratner 1988 Grandchildren’s Trust Agreement dated 12/17/90 FBO Adam Ratner(19)(27)(30)	53,215	*	50,000	*	3,215	*

Charles Ratner 1986 Remainder Interest Trust Agreement dated 12/18/86(20)(27)(33)	541,806	*	100,000	*	441,806	*

Kevin Ratner 1986 Trust Agreement dated 12/18/86(21)(27)(30)(31)	241,199	*	50,000	*	191,199	*

Charles Ratner Trust Agreement dated 12/05/83 FBO Rachel Ratner(22)(27)(30)(31)(36)	53,040	*	20,000	*	33,040	*

Charles Ratner Trust Agreement dated 12/05/83 FBO Jonathan Ratner(23)(27)(30)(31)(36)	52,824	*	30,000	*	22,824	*

Abraham Miller Trust Agreement dated 11/29/85(24)(27)(29)(33)	557,266	*	50,000	*	507,266	*

Samuel H. Miller Revocable Trust dated 6/10/83(25)(35)	1,979,511	2.52%	50,000	*	1,929,511	2.45%

Samuel H. & Maria Miller Foundation(28)(35)	285,000	*	50,000	*	235,000	*

Albert Ratner Revocable Trust Agreement dated 8/17/85, as most recently modified 5/31/07(26)(27)(33)	1,598,276	2.02%	50,000	*	1,548,276	1.96%

TOTAL	18,264,945	21.29%	1,250,000	1.46%	17,014,945	19.83%

*	Less than 1%.

(1)	Because certain of the selling shareholders may have sold, transferred or otherwise disposed of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, since the date on which they provided the information presented in this table, this prospectus supplement may not reflect the exact number of shares held by each selling shareholder on the date of this prospectus supplement. The maximum aggregate number of shares that may be sold pursuant to this prospectus supplement and the prospectus will not exceed 1,250,000.

(2)	We do not know when or in what amounts the selling shareholders may offer shares for sale. The selling shareholders might not sell any or all of the shares offered by this prospectus supplement. Because the selling shareholders may offer any amount of the shares listed above pursuant to this offering, we cannot assure the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus supplement will be held by the selling shareholders.

(3)	Calculated based on 77,615,948 shares of our Class A common stock outstanding as of June 18, 2007 increased by the assumed conversion of the number of shares, if any, of our Class B common stock held by the selling shareholder.

(4)	Includes the number of shares, if any, of our Class B common stock held by RMS, Limited Partnership for the benefit of the selling shareholder, as described below. Each share of Class B common stock is convertible at any time into a share of Class A common stock on a one-for-one basis at the option of the shareholder. As of June 29, 2007, RMS, Limited Partnership holds 18,871,558 shares of Class B common stock, which excludes 209,079 shares of Class B common stock that were converted to Class A common stock in contemplation of the sale of shares offered by this prospectus. The general partners of RMS, Limited Partnership share voting power and investment power with respect to the shares of Class B common stock held for the benefit of the selling shareholders. The general partners of RMS, Limited Partnership include Charles A. Ratner, Ronald A. Ratner, Brian J. Ratner, Deborah Ratner Salzberg and Samuel H. Miller, each of whom also serves as a trustee of some of the selling shareholders.

(5)	Includes 984,470 shares of Class B common stock. Charles A. Ratner and James A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of Class A common stock held by this trust.

(6)	Includes 656,340 shares of Class B common stock. James A. Ratner and Ronald A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of Class A common stock held by this trust.

(7)	Includes 722,772 shares of Class B common stock. Mark Ratner serves as the trustee of this trust and has voting power and investment power with respect to the shares of Class A common stock held by this trust.

(8)	Includes 729,185 shares of Class B common stock. Ronald A. Ratner serves as the trustee of this trust and has voting power and investment power with respect to the shares of Class A common stock held by this trust.

(9)	Includes 227,403 shares of Class B common stock. Brian J. Ratner and Albert B. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of Class A common stock held by this trust.

(10)	Includes 654,223 shares of Class B common stock. Deborah Ratner Salzberg serves as the trustee of this trust and has voting power and investment power with respect to the shares of Class A common stock held by this trust.

(11)	Charles A. Ratner and James A. Ratner serve as the trustees of this trust for the benefit of Emily Ratner, David Ratner, Anna Salzberg and Eric Salzberg and share voting power and investment power with respect to the shares of Class A common stock held by this trust.

(12)	Deborah B. Ratner serves as the trustee of this trust for the benefit of Matthew Ratner and Sarah Ratner and has voting power and investment power with respect to the shares of Class A common stock held by this trust.

(13)	Includes 220,724 shares of Class B common stock. Charles A. Ratner and Albert B. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of Class A common stock held by this trust.

(14)	Includes 220,724 shares of Class B common stock. Charles A. Ratner and Albert B. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of Class A common stock held by this trust.

(15)	Includes 206,910 shares of Class B common stock. James A. Ratner and Albert B. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of Class A common stock held by this trust.

(16)	Includes 206,910 shares of Class B common stock. James A. Ratner and Albert B. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of Class A common stock held by this trust.

(17)	Includes 197,742 shares of Class B common stock. Ronald A. Ratner and Albert B. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of Class A common stock held by this trust.

(18)	Includes 198,224 shares of Class B common stock. Ronald A. Ratner and Albert B. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of Class A common stock held by this trust.

(19)	James A. Ratner serves as the trustee of this trust and has voting power and investment power with respect to the shares of Class A common stock held by this trust.

(20)	Albert B. Ratner serves as the trustee of this trust for the benefit of Kevin Ratner, Rachel Ratner and Jonathan Ratner and has voting power and investment power with respect to the shares of Class A common stock held by this trust.

(21)	Includes 190,949 shares of Class B common stock. James A. Ratner and Ronald A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of Class A common stock held by this trust.

(22)	Mark Ratner, James A. Ratner and Ronald A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of Class A common stock held by this trust.

(23)	Mark Ratner, James A. Ratner and Ronald A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of Class A common stock held by this trust.

(24)	Includes 332,726 shares of Class B common stock. Albert B. Ratner and Charles A. Ratner serve as the trustees of this trust and share voting power and investment power with respect to the shares of Class A common stock held by this trust.

(25)	Includes 997,306 shares of Class B common stock. Samuel H. Miller serves as the trustee of this trust and has voting power and investment power with respect to the shares of Class A common stock held by this trust. The address of the selling shareholder is c/o Samuel H. Miller, 50 Public Square, Suite 1100, Cleveland, Ohio 44113.

(26)	Includes 1,431,230 shares of Class B common stock. Albert B. Ratner serves as the trustee of this trust and has voting power and investment power with respect to the shares of Class A common stock held by this trust.

(27)	The address of the selling shareholder is c/o RMS Management, 50 Public Square, Suite 1600, Cleveland, Ohio 44113.

(28)	Samuel H. Miller has voting and investment power with respect to the shares of Class A common stock held by the Foundation. The address of the selling shareholder is c/o Samuel H. Miller, 50 Public Square, Suite 1100, Cleveland, Ohio 44113.

(29)	Including the shares of Class A common stock being offered for sale by the selling shareholders, Charles A. Ratner is the beneficial owner of 21,807,642 shares of Class A common stock, including 18,871,558 shares of Class B common stock. Immediately following the sale of the shares offered by this prospectus, Charles A. Ratner will beneficially own 21,457,642 shares of Class A common stock, including 18,871,558 shares of Class B common stock, which will represent 22.18% of the outstanding number of shares of Class A common stock.

(30)	Including the shares of Class A common stock being offered for sale by the selling shareholders, James A. Ratner is the beneficial owner of 4,607,341 shares of Class A common stock. Immediately following the sale of the shares offered by this prospectus, James A. Ratner will beneficially own 4,057,341 shares of Class A common stock which will represent 5.21% of the outstanding number of shares of Class A common stock.

(31)	Including the shares of Class A common stock being offered for sale by the selling shareholders, Ronald A. Ratner is the beneficial owner of 21,422,366 shares of Class A common stock, including 18,871,558 shares of Class B common stock. Immediately following the sale of the shares offered by this prospectus, Ronald A. Ratner will beneficially own 21,122,366 shares of Class A common stock, including 18,871,558 shares of Class B common stock, which will represent 21.84% of the outstanding number of shares of Class A common stock.

(32)	Including the shares of Class A common stock being offered for sale by the selling shareholders, Brian J. Ratner is the beneficial owner of 19,835,608 shares of Class A common stock, including 18,871,558 shares of Class B common stock. Immediately following the sale of the shares offered by this prospectus, Brian J. Ratner will beneficially own 19,785,608 shares of Class A common stock, including 18,871,558 shares of Class B common stock, which will represent 20.46% of the outstanding number of shares of Class A common stock.

(33)	Including the shares of Class A common stock being offered for sale by the selling shareholders, Albert B. Ratner is the beneficial owner of 2,785,694 shares of Class A common stock. Immediately following the sale of the shares offered by this prospectus, Albert B. Ratner will beneficially own 2,285,694 shares of Class A common stock which will represent 2.94% of the outstanding number of shares of Class A common stock.

(34)	Including the shares of Class A common stock being offered for sale by the selling shareholders, Deborah Ratner Salzberg is the beneficial owner of 19,642,925 shares of Class A common stock, including 18,871,558 shares of Class B common stock. Immediately following the sale of the shares offered by this prospectus, Deborah Ratner Salzberg will beneficially own 19,592,925 shares of Class A common stock, including 18,871,558 shares of Class B common stock, which will represent 20.26% of the outstanding number of shares of Class A common stock.

(35)	Including the shares of Class A common stock being offered for sale by the selling shareholders, Samuel H. Miller is the beneficial owner of 20,089,861 shares of Class A common stock, including 18,871,558 shares of Class B common stock. Immediately following the sale of the shares offered by this prospectus, Samuel H. Miller will beneficially own 19,989,861 shares of Class A common stock, including 18,871,558 shares of Class B common stock, which will represent 20.67% of the outstanding number of shares of Class A common stock.

(36)	Including the shares of Class A common stock being offered for sale by the selling shareholders, Mark Ratner is the beneficial owner of 1,337,820 shares of Class A common stock. Immediately following the sale of the shares offered by this prospectus, Mark Ratner will beneficially own 1,237,820 shares of Class A common stock which will represent 1.59% of the outstanding number of shares of Class A common stock.

(37)	Including the shares of Class A common stock being offered for sale by the selling shareholders, Deborah B. Ratner is the beneficial owner of 277,690 shares of Class A common stock. Immediately following the sale of the shares offered by this prospectus, Deborah B. Ratner will beneficially own 227,690 shares of Class A common stock which will represent 0.29% of the outstanding number of shares of Class A common stock.